EXHIBIT 10.1

AMENDMENT AND RELEASE AGREEMENT

THIS AMENDMENT AND RELEASE AGREEMENT (“Agreement”) is made and entered by and among Broadwood Partners, L.P., a Delaware limited partnership (“Broadwood”), Comarco, Inc., a California corporation (the “Company”), and Comarco Wireless Technologies, Inc., a Delaware corporation (“CWT” and, together with the Company, the “Comarco Entities”). Broadwood, the Company and CWT may each individually be referred to herein as a “Party” and collectively as the “Parties”. This Agreement shall be effective as of the Effective Date (as defined in Section 15 below).

RECITALS

A.     On July 27, 2012, (i) the Parties entered into a Senior Secured Six Month Term Loan Agreement (the “Loan Agreement”) and (ii) in connection with the Loan Agreement, (a) the Company and Broadwood entered into a Pledge Agreement (the “Pledge Agreement”) and a Security Agreement (the “Company Security Agreement”), (b) CWT and Broadwood entered into a Guaranty (the “Guaranty”) and a Security Agreement (the “CWT Security Agreement”), and (c) the Company issued a Promissory Note in favor of Broadwood in the original principal amount of $2,000,000 (the “Note”, and together with the Loan Agreement, the Pledge Agreement, the Guaranty, the Company Security Agreement and the CWT Security Agreement, each a “Loan Document” and, collectively, the “Loan Documents”).

B.     Further in connection with the Loan Agreement, on July 27, 2012 (i) the Company and Broadwood entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) and a letter agreement “Re: Common Stock Purchase Warrant Issuance Commitment Letter” (the “Warrant Commitment Letter”), (ii) the Company issued Broadwood a Common Stock Purchase Warrant (the “454,546 Share Warrant”) to purchase 454,546 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), and (iii) the Company issued Broadwood an additional Common Stock Purchase Warrant (the “1,250,000 Share Warrant”, and together with the Stock Purchase Agreement, the Warrant Commitment Letter and the 454,546 Share Warrant, each a “Stock and Warrant Document” and, collectively, the “Stock and Warrant Documents”) to purchase 1,250,000 shares of Common Stock.

C.     On or around February 11, 2013, the Company paid to Broadwood in cash all amounts owning under the Note and, in connection therewith, the Loan Documents terminated in accordance with their terms.

D.     A dispute has arisen among the Parties concerning their respective rights and obligations under the Stock and Warrant Documents (the “Dispute”).

E.     The Parties desire by this Agreement to agree to certain amendments, waivers and releases concerning the Loan Documents and the Stock and Warrant Documents as full and complete resolution of the Dispute, all upon the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing recitals, the mutual understandings and covenants contained in this Agreement, and other good, valuable and sufficient consideration, the Parties hereto agree as follows:

1.     Amendment to Warrants. Effective as of the Effective Date, the 454,546 Share Warrant and the 1,250,000 Share Warrant shall be amended, restated and superseded in their entirety by the Amended and Restated Common Stock Purchase Warrant in the form attached to this Agreement as Exhibit A (the “Amended Warrant”), which grants Broadwood the right to purchase 2,350,000 shares of Common Stock at a price of $0.16 per share. Within five (5) business days after the Effective Date, Broadwood shall return the original 454,546 Share Warrant and the original 1,250,000 Share Warrant to the Company for cancellation and the Company shall promptly thereafter deliver to Broadwood the original Amended Warrant. In connection with the foregoing, Broadwood represents and warrants, on and as of the Effective Date, that it is the sole legal, record and beneficial owner of the 454,546 Share Warrant and the 1,250,000 Share Warrant, free and clear of all liens, mortgages, pledges, security interests, purchase options, rights of first refusal or other encumbrances.

2.    Termination and Waiver. Effective as of the Effective Date, the Stock Purchase Agreement and the Warrant Commitment Letter are each hereby terminated in their entirety and each Party waives any and all rights or remedies it may have under the Stock Purchase Agreement or the Warrant Commitment Letter.

3.     Releases.

a.     Effective as of the Effective Date, Broadwood, on behalf of itself and its past, present and future limited partners, general partners, affiliates, subsidiaries, officers, directors, employees, trustees, attorneys, beneficiaries, insurers, carriers, executors, administrators, predecessors, successors and assigns (collectively, the “Broadwood Releasors”), hereby irrevocably waives, releases and discharges, and shall forever be enjoined from prosecuting against, the Comarco Entities and their respective past, present and future stockholders, affiliates, subsidiaries, officers, directors, employees, partners, trustees, attorneys, beneficiaries, insurers, carriers, executors, administrators, predecessors, successors and assigns (collectively, the “Comarco Released Parties”) from any and all claims, demands, causes of action, suits, losses, liabilities, judgments, obligations, contracts, agreements, damages, debts, expenses and costs of whatever nature, character or description (stipulated or otherwise) (including for contribution or indemnity, whether express, implied or equitable), known or unknown, suspected or unsuspected, anticipated or unanticipated, and regardless of the nature or character of the matters and circumstances giving rise thereto, which has been or could have been asserted in any action, or in any other court or forum, from the beginning of time up to and until the Effective Date, which any of the Broadwood Releasors had, now have or will have, in any capacity, under or with respect to the Loan Documents and/or the Stock and Warrant Documents; provided, however, that nothing in this Section 3(a) will constitute a release or waiver of any claims or rights a Broadwood Releasor may have against any Comarco Released Parties (i) under the Amended Warrant or (ii) to enforce on a prospective basis the terms of this Agreement.

b.     Effective as of the Effective Date, each Comarco Entity, on behalf of itself and its respective past, present and future stockholders, affiliates, subsidiaries, officers, directors, employees, partners, trustees, attorneys, beneficiaries, insurers, carriers, executors, administrators, predecessors, successors and assigns (collectively, the “Comarco Releasors”), hereby irrevocably waives, releases and discharges, and shall forever be enjoined from prosecuting against, Broadwood and its past, present and future limited partners, general partners, affiliates, subsidiaries, officers, directors, employees, trustees, attorneys, beneficiaries, insurers, carriers, executors, administrators, predecessors, successors and assigns (collectively, the “Broadwood Released Parties”) from any and all claims, demands, causes of action, suits, losses, liabilities, judgments, obligations, contracts, agreements, damages, debts, expenses and costs of whatever nature, character or description (stipulated or otherwise) (including for contribution or indemnity, whether express, implied or equitable), known or unknown, suspected or unsuspected, anticipated or unanticipated, and regardless of the nature or character of the matters and circumstances giving rise thereto, which has been or could have been asserted in any action, or in any other court or forum, from the beginning of time up to and until the Effective Date, which any of the Comarco Releasors had, now have or will have, in any capacity, under or with respect to the Loan Documents and/or the Stock and Warrant Documents; provided, however, that nothing in this Section 3(b) will constitute a release or waiver of any claims or rights a Comarco Releasor may have against any Broadwood Released Parties (i) under the Amended Warrant or (ii) to enforce on a prospective basis the terms of this Agreement.

c.     Each Party understands and acknowledges that there is a risk that, subsequent to the Effective Date, one or more of them will discover, incur or suffer claims which were unknown or unanticipated as of the Effective Date and which, if known by them as of the Effective Date, may have materially affected their respective decision to enter into this Agreement. Each Party acknowledges and agrees that, by reason of entering into this Agreement, such Party is assuming the risk of all unknown or unanticipated claims released in and by this Section 3.

d.     It is the intention of the Parties that, subject to the express limitations set forth in Sections 3(a) and 3(b), respectively, the foregoing releases shall be as broad and general as the law permits and that the releases shall be effective as of the Effective Date.

e.     Each Party expressly acknowledges and agrees that this Section 3 represents a release of potential claims and is not, in any respect, nor for any purpose, to be deemed or construed to be an admission or concession of any liability or wrongdoing of any kind or nature by any Party or of the existence of any claim.

f.     Each Party hereby covenants and agrees that such Party shall not (i) sue, prosecute or participate in any manner in or assign any claim of the type, kind or nature released by such Party pursuant to this Section 3 or (ii) participate, assist or encourage (explicitly or implicitly or directly or indirectly) any third party to sue, prosecute or participate in any manner in any claim of the type, kind or nature released by such Party pursuant to this Section 3.

g.     Each Party represents and warrants as of the Effective Date that it has not theretofore assigned, transferred or subrogated, or purported to assign, transfer or subrogate, to any person or entity, any claim of the type, kind or nature released by such Party pursuant to this Section 3. Each Party agrees that it shall indemnify each of the other Parties (including, without limitation, with respect to any attorneys’ fees and costs) and hold each of the other Parties harmless from and against any claims based on or arising from any such assignment, transfer or subrogation, or any attempted assignment, transfer or subrogation, of any claim of the type, kind or nature released by such Party pursuant to this Section 3.

4.     Entire Agreement. This Agreement, together with the Amended Warrant, constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth in this Agreement or the Amended Warrant.

5.     Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, or in the case of a waiver, by the Party waiving compliance. Any waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

6.     Documentation Fees and Costs. Except as provided for in Section 7 below, the Parties shall each bear their own respective attorneys’ fees and costs in connection with this Agreement and the matters that are the subject of this Agreement.

7.     Attorneys’ Fees. The prevailing party in any action to enforce this Agreement shall be awarded reasonable costs and attorneys’ fees.

8.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument. This Agreement may be delivered by facsimile transmission or in .pdf or similar electronic format, and facsimile, .pdf and similar electronic copies of executed signature pages shall be binding as originals. At the request of any Party, each other Party agrees to execute an original of this Agreement in addition to any facsimile, .pdf or other electronic copy of this Agreement.

9.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and to their respective heirs, representatives, successors and permitted assigns.

10.   Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The words “include,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement will be deemed to be followed by the words “without limitation.” When reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such term.

11.    Due Authorization. Each Party hereby represents warrants that its signatory to this Agreement is duly authorized (individually or by appropriate corporate authority) to enter into and execute this Agreement.

12.     Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

13.    Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the State of New York, without regard to its conflict of laws rules.

14.     Jurisdiction, Venue. The agreed upon venue and jurisdiction for any action or proceeding based on or arising out of this Agreement shall be the state and federal courts located in New York in the County of New York.

15.    Effectiveness. This Agreement shall be of no force or effect as to any Party hereto unless and until it is executed and delivered by all of the Parties hereto. Upon the complete execution and delivery of this Agreement by all of the Parties hereto (the date of such complete execution and delivery, the “Effective Date”), this Agreement shall be binding upon all of the Parties hereto effective as of the Effective Date.

[signature page follows]

EXHIBIT 10.1

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year set forth opposite their respective signature below, to be effective as of the Effective Date.

Dated: August 13, 2014	Broadwood Partners, L.P., a Delaware limited partnership

By: /s/ NEAL C. BRADSHER Name: Neal C. Bradsher Title: President of the General Partner

Dated: August 13, 2014	Comarco, Inc., a California corporation

By: /s/ THOMAS W. LANNI Name: Thomas W. Lanni Title: President & CEO

Dated: August 13, 2014	Comarco Wireless Technologies, Inc., a Delaware corporation

By: /s/ THOMAS W. LANNI Name: Thomas W. Lanni Title: President & CEO

Signature Page to Settlement and Release Agreement

EXHIBIT A

Amended and Restated Common Stock Purchase Warrant

[attached hereto]